Exhibit 99.1

FOR IMMEDIATE RELEASE

April 20, 2006	For More Information Contact:
Gregory Schreacke
Chief Financial Officer
First Financial Service Corporation
(270) 765-2131

First Financial Service Corporation

Announces First Quarter Results

Elizabethtown, Kentucky, April 20, 2006 – First Financial Service Corporation (the Company, Nasdaq: FFKY) today announced diluted net income per share for the quarter ended March 31, 2006 of $0.58, an increase of 7% from $0.54 for the quarter ended March 31, 2005.  Return on equity was 14.4% for the quarter and return on assets was 1.23%.

“Our commercial and retail business lines produced another quarter of solid results,” commented President and Chief Executive Officer, B. Keith Johnson.  “The commitment of our associates to providing superior customer service contributed to a $39 million increase in deposits for the quarter in the midst of a very competitive deposit market, allowing our net interest margin to expand to 4.09%.  Our deposit growth included a $10 million increase in checking account deposits.  Our continued growth in checking accounts played a role in producing a $112,000, or 10% increase in customer service fees on deposit accounts for the quarter.”

The Company’s retail branch network continues to generate encouraging results.  Total deposits have grown at a 6% compound annual growth rate over the past four years.  Total deposits were $631 million at March 31, 2006.  The development of the retail branch network into the Metro Louisville market also yielded positive results.  The Company has a combined $43 million in deposits in its two new full-service facilities in the Metro Louisville market experiencing a 44% increase in deposits for the first quarter of 2006 following a 71% increase in deposits for the year of 2005.  The Company opened these new facilities in the second quarter of 2004 to support its growing customer base in this market.  Twenty-one percent of the Company’s loan portfolio resides in the Metro Louisville market.

The Company’s emphasis on commercial lending generated a 6% compound annual growth rate in the total loan portfolio and a 33% compound annual growth rate in commercial loans over the past four years.  Commercial loans were $412 million at March 31, 2006, an increase of $9 million from December 31, 2005.

The growth in the Company’s commercial loan portfolio, coupled with the rising interest rate environment, has favorably impacted the level of interest income generated by the Company.  Net interest margin increased to 4.09% for the quarter ended March 31, 2006, compared to 3.90% a year ago.  This has resulted in a $600,000 increase in net interest income to $7.2 million for the quarter ended March 31, 2006, compared to the same period in 2005.  The increasing short-term interest rate environment positively impacted net interest margin due to the adjustable rate commercial loans in the Company’s loan portfolio.  However, the net interest margin is likely to compress in future quarters as short-term interest rates peak and the cost of deposits continue to rise.  The cost of deposits typically lag the increase in adjustable loan rates due to certificates of deposit which mature over a longer period of time than immediately adjustable loan rates.

The Company’s asset quality remains favorable.  Net charge-offs as a percent of average total loans were 0.03% for the quarter ended March 31, 2006, compare to 0.04% for the quarter ended a year ago.  The allowance for loan losses as a percent of total loans, decreased to 1.14% at March 31, 2006 compared to 1.15% at December 31, 2005.  The percentage of non-performing loans to total loans was 1.09% at March 31, 2006, compared to 0.97% at December 31, 2005.

Provision for loan loss expense decreased $186,000 to $89,000 for the quarter ended March 31, 2006, compared to $275,000 for the quarter ended March 31, 2005.  The Company recorded a smaller provision for the first quarter ended March 31, 2006 as a result of an improvement in the condition of one the Company’s classified loans.  In addition, the Company experienced a higher provision for loan loss in the first quarter of the prior year resulting from two classified loans downgraded to substandard for the quarter ended March 31, 2005.  The combination resulted in a decrease in provision expense for the first quarter ended March 31, 2006, compared to the first quarter ended March 31, 2005.

Non-interest income decreased $309,000 to $1.7 million for the quarter ended March 31, 2006.  The decrease was primarily the result of a $381,000 gain on the sale of investment securities recorded in the first quarter of 2005.  No gains on the sale of investments were recorded for the first quarter of 2006.  Customer service fees on deposit accounts increased $112,000, or 10% to $1.2 million for the quarter ended March 31, 2006, compared to the $1.1 million for the same period a year ago.

Non-interest expense increased $265,000, or 5% to $5.4 million for the quarter ended March 31, 2006, compared to the same period a year ago.  The primary contributing factors to this increase were the additional operating and employee compensation expenses related to the recent expansion efforts.  The Company’s efficiency ratio was 60% for the quarter ended March 31, 2006 compared to 59% for the quarter ended March 31, 2005.

First Financial Service Corporation is the parent bank holding company of First Federal Savings Bank of Elizabethtown, which was chartered in 1923.  The Bank serves the needs and caters to the economic strengths of the local communities in which it operates and strives to provide a high level of personal and professional customer service.  The Bank offers a variety of financial services to its retail and commercial banking customers.  These services include personal and corporate banking services, trust and estate planning, and personal investment financial counseling services.  Today, the Bank serves Central Kentucky through its 14 full-service banking centers.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical income and those presently anticipated or projected.  The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date of this release.  Such risks and uncertainties include those detailed in the Company’s filings with the Securities and Exchange Commission, risks of adversely changing results of operations, risks related to the Company’s acquisition strategy, risk of loans and investments, including the effect of the change of the local economic conditions, risks associated with the adverse effects of the changes in interest rates, and competition for the Company’s customers by other providers of financial services, all of which are difficult to predict and many of which are beyond the control of the Company.

First Financial Service Corporation’s stock is traded on the Nasdaq National Market under the symbol “FFKY.”  Market makers for the stock are:

J.J.B. Hilliard, W.L. Lyons Company, Inc.	Keefe, Bruyette & Woods, Inc.

Stifel Nicolaus & Company	Goldman, Sachs & Company

First Tennessee Securities	Knight Securities, LP

Spear, Leeds & Kellogg	Sandler O’Neill

Howe Barnes Investments, Inc.

MORE

FIRST FINANCIAL SERVICE CORPORATION

Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
(Dollars in thousands, except share data)	2006	2005

ASSETS
Cash and due from banks	$20,841	$20,451
Federal funds sold	13,000	—
Cash and cash equivalents	33,841	20,451

Securities available-for-sale	29,518	28,324
Securities held-to-maturity, fair value of $32,196 Mar (2006) and $32,434 Dec (2005)	33,004	33,231
Total securities	62,522	61,555

Loans held for sale	743	597
Loans, net of unearned fees	650,497	642,520
Allowance for loan losses	(7,420)	(7,377)
Net loans receivable	643,820	635,740

Federal Home Loan Bank stock	7,296	7,194
Cash surrender value of life insurance	7,711	7,637
Premises and equipment, net	19,114	19,134
Real estate owned:
Acquired through foreclosure	861	1,022
Held for development	337	337
Other repossessed assets	60	119
Goodwill	8,384	8,384
Accrued interest receivable	3,208	3,051
Other assets	1,887	1,889

TOTAL ASSETS	$789,041	$766,513

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits:
Non-interest bearing	$48,468	$39,145
NOW demand	77,672	76,848
Savings	56,191	99,879
Money market	93,566	66,175
Certificates of deposit	354,674	309,059
Total deposits	630,571	591,106

Federal funds purchased	—	19,500
Advances from Federal Home Loan Bank	78,334	78,375
Subordinated debentures	10,000	10,000
Accrued interest payable	381	389
Accounts payable and other liabilities	2,147	1,023
Deferred income taxes	1,341	1,379

TOTAL LIABILITIES	722,774	701,772

STOCKHOLDERS’ EQUITY:
Serial preferred stock, 5,000,000 shares authorized and unissued	—	—
Common stock, $1 par value per share; authorized 10,000,000 shares; issued and outstanding, 3,983,530 shares Mar (2006), and 3,983,530 shares Dec (2005)	3,984	3,984
Additional paid-in capital	16,425	16,409
Retained earnings	45,873	44,291
Accumulated other comprehensive income, net of tax	(15)	57

TOTAL STOCKHOLDERS’ EQUITY	66,267	64,741
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$789,041	$766,513

FIRST FINANCIAL SERVICE CORPORATION

Consolidated Statements of Income (Unaudited)

	Three Months Ended
(Dollars in thousands, except per share data)	March 31,
	2006	2005
Interest Income:
Interest and fees on loans	$11,716	$9,954
Interest and dividends on investments and deposits	776	676
Total interest income	12,492	10,630

Interest Expense:
Deposits	4,044	2,892
Federal Home Loan Bank advances	1,005	944
Subordinated debentures	207	158
Total interest expense	5,256	3,994

Net interest income	7,236	6,636
Provision for loan losses	89	275
Net interest income after provision for loan losses	7,147	6,361

Non-interest Income:
Customer service fees on deposit accounts	1,232	1,120
Gain on sale of mortgage loans	163	184
Brokerage commissions	82	78
Gain on sale of investments	—	381
Other income	235	258
Total non-interest income	1,712	2,021

Non-interest Expense:
Employee compensation and benefits	2,977	2,778
Office occupancy expense and equipment	552	494
Marketing and advertising	206	188
Outside services and data processing	616	597
Bank franchise tax	219	203
Other expense	839	884
Total non-interest expense	5,409	5,144

Income before income taxes	3,450	3,238
Income taxes	1,112	1,052
Net Income	$2,338	$2,186

(1) Shares applicable to basic income per share	3,983,530	4,012,250
(1) Basic income per share	$0.59	$0.54

(1) Shares applicable to diluted income per share	4,015,975	4,032,046
(1) Diluted income per share	$0.58	$0.54

(1)  Adjusted to reflect the impact of the stock dividend declared September 22, 2005.

FIRST FINANCIAL SERVICE CORPORATION

Unaudited Selected Ratios and Other Data

	As of and For the
	Three Months Ended
	March 31,
Selected Data	2006	2005

Performance Ratios

Return on average assets	1.23%	1.19%

Return on average equity	14.36%	14.55%

Average equity to average assets	8.55%	8.20%

Net interest margin	4.09%	3.90%

Efficiency ratio from continuing operations	60.45%	59.42%

Book value per share	$16.63	$15.18

Average Balance Sheet Data

Total assets	$772,061	$743,436

Interest earning assets	720,930	690,058

Loans	644,079	599,006

Interest-bearing deposits	564,039	550,554

Total deposits	606,457	589,996

Total stockholders’ equity	66,048	60,946

Asset Quality Ratios

Non-performing loans as a percent of total loans (1)	1.09%	0.90%

Non-performing assets as a percent of total loans (1)	1.23%	1.07%

Allowance for loan losses as a percent of total loans (1)	1.14%	1.12%

Allowance for loan losses as a percent of non-performing loans	104%	124%

Annualized net charge-offs to total loans (1)	0.03%	0.04%

(1) Excludes loans held for sale.

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